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                                                                    Exhibit 23.1



                         Consent of Independent Auditors



Board of Directors and Partners
Inergy, L.P.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Inergy, L.P. for the registration of common units, partnership securities and debt securities in an aggregate value not to exceed $300,000,000, and to the incorporation by reference therein of our report dated December 10, 2001, except for Notes 4 and 12, as to which the date is December 20, 2001, with respect to the consolidated financial statements of Inergy, L.P. included in its Annual Report (Form 10-K/A) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

                                                          /s/  ERNST & YOUNG LLP



Kansas City, Missouri
November 8, 2002